Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218282 on Form S-3/A and Registration Statement No. 333-216669 on Form S-8 of our reports dated March 12, 2020, relating to the consolidated financial statements of Century Casinos, Inc. and subsidiaries, and the effectiveness of Century Casinos, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Century Casinos, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 12, 2020